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                                   Exhibit 2C


MARY W. DIERBERG (Co-Trustee under the living trust of James F. Dierberg, II, dated July 24, 1989, the living trust of Michael James Dierberg, dated July 24, 1989, and the living trust of Ellen C. Dierberg, dated July 17, 1992)

Residence or Business Address:             39 Glen Eagles Drive, St.
                                           Louis, Missouri 63124

Principal Occupation or Employment:        Housewife

Criminal Proceedings During Last 5 Years:         None

Civil Proceedings During Last 5 Years:            None

Citizenship:                                      U.S.A.